Exhibit 99.1

Guardant Health Announces Tentative Date of FDA Advisory Panel Review of Shield™ Blood Test

PALO ALTO, Calif. Dec 19, 2023 (BUSINESS WIRE) — Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company, today announced that the U.S. Food and Drug Administration’s Molecular and Clinical Genetics Panel of the Medical Devices Advisory Committee is tentatively scheduled to review the premarket approval application (PMA) for the company’s Shield™ blood test to screen for colorectal cancer on March 28, 2024. The date and details of the meeting are subject to confirmation by the FDA and publication in the Federal Register.

Guardant Health submitted the final module of its PMA for Shield on March 10, 2023. The submission includes data from the company’s positive ECLIPSE study, an over 20,000-patient registrational study evaluating the performance of its blood test for detecting colorectal cancer in average-risk adults.

“We welcome the opportunity to engage in a discussion with key opinion leaders about our study results and the power of Shield in closing the screening gap once FDA approved,” said AmirAli Talasaz, co-CEO of Guardant Health. “The proposed timing of the meeting is in line with our expectation to complete the PMA process and launch Shield IVD in 2024.”

About Guardant Health

Guardant Health is a leading precision medicine company focused on guarding wellness and giving every person more time free from cancer. Founded in 2012, Guardant is transforming patient care by providing critical insights into what drives disease through its advanced blood and tissue tests, real-world data and AI analytics. Guardant tests help improve outcomes across all stages of care, including screening to find cancer early, monitoring for recurrence in early-stage cancer, and helping doctors select the best treatment for patients with advanced cancer. For more information, visit guardanthealth.com and follow the company on LinkedIn, X (Twitter) and Facebook.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws, including statements relating to Guardant Health’s future results, or regarding the potential benefits and advantages of Guardant Health’s platforms, assays and tests, which involve risks and uncertainties that could cause Guardant Health’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect Guardant Health’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition

and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the year ended December 31, 2022, and any current and periodic reports filed with or furnished to the Securities and Exchange Commission thereafter. The forward-looking statements in this press release are based on information available to Guardant Health as of the date hereof, and Guardant Health disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Guardant Health’s views as of any date subsequent to the date of this press release.

Investor Contact:

investors@guardanthealth.com

Media Contact:

Matt Burns

press@guardanthealth.com

+1 518-423-5907